Exhibit 99.1

News

FOR IMMEDIATE RELEASE
Media Contact Information: Karen Kirkwood	Investor Contact Information: Ken Apicerno
Phone: 781-622-1306	Phone: 781-622-1294
E-mail: karen.kirkwood@thermofisher.com	E-mail: ken.apicerno@thermofisher.com
Website: www.thermofisher.com

Thermo Fisher Scientific Reports Second Quarter 2019 Results

WALTHAM, Mass. (July 24, 2019) - Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, today reported its financial results for the second quarter ended June 29, 2019.

Second Quarter 2019 Highlights

•	Second quarter revenue increased 4% to $6.32 billion.

•	Second quarter GAAP diluted earnings per share (EPS) increased 50% to $2.77.

•	Second quarter adjusted EPS increased 11% to $3.04.

•
Strengthened our mass spectrometry leadership with new instruments, workflows and software, highlighted by two new-generation Thermo Scientific Orbitrap systems - the Exploris 480 and Eclipse Tribrid - and a new workflow to advance biotherapeutics, called the HR Multi-Attribute Method. In genetic analysis, we launched the Applied Biosystems QuantStudio 6 and 7 Pro Real-Time PCR systems to automate qPCR workflows.

•
Continued to expand our bioproduction capabilities to meet customer demand for biologics, committing $50 million to add manufacturing capacity for single-use technologies at our facilities in the U.S. and Europe, and establishing a Bioprocessing Collaboration Center at our Pharma Services site in St. Louis, Missouri.

•
Opened Customer Experience Center in Seoul, South Korea, to showcase our depth of capabilities for life sciences applications and create a hub for customers to work with our experts and facilitate strategic partnerships within Korea’s scientific community.

•
Significantly expanded our CDMO capabilities for pharma and biotech customers, completing the acquisition of Brammer Bio, a leader in viral vector manufacturing for gene and cell therapy, for $1.7 billion and announcing our intent to acquire a GlaxoSmithKline site in Cork, Ireland, for the production of complex Active Pharmaceutical Ingredients (APIs).

•	Completed our previously announced divestiture of the Anatomical Pathology business for $1.14 billion.

Adjusted EPS, adjusted operating income, adjusted operating margin and free cash flow are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

“We’re pleased to deliver very strong second-quarter results,” said Marc N. Casper, president and chief executive officer of Thermo Fisher Scientific. “Our team executed well in the quarter and we made great progress with our growth strategy to set our company up for an even stronger future.

“It was an outstanding quarter for technology innovation, and we are especially excited about the launch of two new Orbitrap systems - the Exploris 480 and Eclipse Tribrid - that extend our legacy of breakthrough mass spectrometry. In Asia-Pacific and emerging markets, we continued to capitalize on our leading position, highlighted by strong performance in China.

“We also further strengthened our value proposition for pharma and biotech customers, completing our acquisition of Brammer Bio and announcing our intent to acquire a site from GSK to expand our capacity for complex API manufacturing.”

Casper added, “We’ve made excellent progress through the halfway point in the year, which positions us to achieve an outstanding 2019.”

Second Quarter 2019

Revenue for the quarter grew 4% to $6.32 billion in 2019, versus $6.08 billion in 2018. Organic revenue growth was 5%; acquisitions increased revenue by 1% and currency translation decreased revenue by 2%.

As previously disclosed, in the final week of the quarter, the company experienced an outage in one of its data centers that caused delays in the processing of certain orders and shipments. This resulted in some second quarter activity shifting to the third quarter. Thermo Fisher estimates that the outage had a negative impact on total company organic revenue growth of approximately 1% in the second quarter, primarily affecting the Analytical Instruments Segment.

GAAP Earnings Results

GAAP diluted EPS in the second quarter of 2019 increased 50% to $2.77, versus $1.85 in the same quarter last year. GAAP operating income for the second quarter of 2019 grew to $1.50 billion, compared with $0.94 billion in the year-ago quarter. GAAP operating margin increased to 23.7%, compared with 15.4% in the second quarter of 2018. GAAP results for the second quarter of 2019 reflect the gain on the sale of the company’s Anatomical Pathology business during the quarter.

Non-GAAP Earnings Results

Adjusted EPS in the second quarter of 2019 increased 11% to $3.04, versus $2.75 in the second quarter of 2018. Adjusted operating income for the second quarter of 2019 grew 6% compared with the year-ago quarter. Adjusted operating margin was 23.5%, compared with 23.1% in the second quarter of 2018.

2019 Guidance Update

Thermo Fisher is raising its 2019 revenue and earnings guidance primarily to reflect stronger operational performance. The company is raising its revenue guidance to a new range of $25.30 to $25.50 billion versus its previous guidance of $25.17 to $25.47 billion. This would result in 4 to 5% revenue growth over 2018. The company is raising its adjusted EPS guidance to a new range of $12.16 to $12.26, versus its previous guidance of $12.08 to $12.22, for 9 to 10% growth year over year.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the company’s four business segments, as highlighted below. Since these results are used for this purpose, they are also considered to be prepared in accordance with GAAP.

Life Sciences Solutions Segment

In the second quarter of 2019, Life Sciences Solutions Segment revenue grew 9% to $1.71 billion, compared with revenue of $1.57 billion in the second quarter of 2018. Segment adjusted operating margin increased to 35.6%, versus 33.3% in the 2018 quarter.

Analytical Instruments Segment

Analytical Instruments Segment revenue grew 1% to $1.32 billion in the second quarter of 2019, compared with revenue of $1.31 billion in the second quarter of 2018. Segment adjusted operating margin was 21.6%, versus 22.2% in the 2018 quarter.

Specialty Diagnostics Segment

Specialty Diagnostics Segment revenue increased 1% to $0.94 billion in the second quarter of 2019, compared with revenue of $0.93 billion in the second quarter of 2018. Segment adjusted operating margin was 25.7%, versus 27.2% in the 2018 quarter.

Laboratory Products and Services Segment

In the second quarter of 2019, Laboratory Products and Services Segment revenue grew 3% to $2.63 billion, compared with revenue of $2.55 billion in the second quarter of 2018. Segment adjusted operating margin was 13.1%, versus 13.2% in the 2018 quarter.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including adjusted EPS, adjusted operating income and adjusted operating margin, which exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs; restructuring and other costs/income; and amortization of acquisition-related intangible assets. Adjusted EPS also excludes certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, the impact of significant tax audits or events and the results of discontinued operations. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. We also use a non-GAAP measure, free cash flow, which is operating cash flow, excluding net capital expenditures, and also excludes operating cash flows from discontinued operations to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities. We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s performance, especially when comparing such results to previous periods or forecasts.

For example:

We exclude costs and tax effects associated with restructuring activities, such as reducing overhead and consolidating facilities. We believe that the costs related to these restructuring activities are not indicative of our normal operating costs.

We exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs. We exclude these costs because we do not believe they are indicative of our normal operating costs.

We exclude the expense and tax effects associated with the amortization of acquisition-related intangible assets because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of 3 to 20 years. Based on acquisitions closed through the end of the second quarter of 2019, adjusted EPS will exclude approximately $3.30 of expense for the amortization of acquisition-related intangible assets. Exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

We also exclude certain gains/losses and related tax effects, the impact of significant tax audits or events (such as changes in deferred taxes from enacted tax rate changes or the estimated initial impacts of U.S. tax reform legislation), which are either isolated or cannot be expected to occur again with any predictability and that we believe are not indicative of our normal operating gains and losses. For example, we exclude gains/losses from items such as the sale of a business or real estate, gains or losses on significant litigation-related matters, gains on curtailments of pension plans, the early retirement of debt and discontinued operations.

We also report free cash flow, which is operating cash flow, excluding net capital expenditures, and also excludes operating cash flows from discontinued operations to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities.

Thermo Fisher’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the company’s core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.

The non-GAAP financial measures of Thermo Fisher’s results of operations and cash flows included in this press release are not meant to be considered superior to or a substitute for Thermo Fisher’s results of operations prepared in accordance with GAAP. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables. Thermo Fisher does not provide GAAP financial measures on a forward-looking basis because we are unable to predict with reasonable certainty and without unreasonable effort items such as the timing and amount of future restructuring actions and acquisition-related charges as well as gains or losses from sales of real estate and businesses, the early retirement of debt and the outcome of legal proceedings. The timing and amount of these items are uncertain and could be material to Thermo Fisher’s results computed in accordance with GAAP.

Conference Call

Thermo Fisher Scientific will hold its earnings conference call today, July 24, 2019, at 8:30 a.m. Eastern time. To listen, dial (877) 273-7122 within the U.S. or (647) 689-5496 outside the U.S. You may also listen to the call live on our website, www.thermofisher.com, by clicking on “Investors.” You will find this press release, including the accompanying reconciliation of non-GAAP financial measures and related information, in that section of our website under “Financial Results.” An audio archive of the call will be available under “Webcasts and Presentations” through Friday, August 9, 2019.

About Thermo Fisher Scientific

Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science, with revenues of more than $24 billion and approximately 70,000 employees globally. Our mission is to enable our customers to make the world healthier, cleaner and safer. We help our customers accelerate life sciences research, solve complex analytical challenges, improve patient diagnostics, deliver medicines to market and increase laboratory productivity. Through our premier brands - Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific and Unity Lab Services - we offer an unmatched combination of innovative technologies, purchasing convenience and comprehensive support. For more information, please visit www.thermofisher.com.

Safe Harbor Statement

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers' capital spending policies and government funding policies; the effect of economic and political conditions and exchange rate fluctuations on international operations; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to our recent or pending acquisitions may not materialize as expected. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in our Quarterly Report on Form 10-Q for the quarter ended March 30, 2019, which is on file with the SEC and available in the "Investors" section of our website under the heading "SEC Filings." While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

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Consolidated Statement of Income (unaudited) (a)(b)
	Three Months Ended
	June 29,	% of	June 30,	% of
(In millions except per share amounts)	2019	Revenues	2018	Revenues

Revenues	$6,316		$6,078
Costs and Operating Expenses:
Cost of revenues (c)	3,368	53.3%	3,211	52.8%
Selling, general and administrative expenses (d)	1,261	20.0%	1,230	20.2%
Amortization of acquisition-related intangible assets	429	6.8%	441	7.3%
Research and development expenses	246	3.9%	242	4.0%
Restructuring and other (income) costs, net (e)	(484)	-7.7%	17	0.3%
	4,820	76.3%	5,141	84.6%
Operating Income	1,496	23.7%	937	15.4%
Interest Income	60		31
Interest Expense	(181)		(170)
Other Income, Net (f)	18		8
Income Before Income Taxes	1,393		806
Provision for Income Taxes (g)	(274)		(54)
Net Income	$1,119	17.7%	$752	12.4%

Earnings per Share:
Basic	$2.80		$1.87
Diluted	$2.77		$1.85
Weighted Average Shares:
Basic	400		403
Diluted	403		406

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$1,496	23.7%	$937	15.4%
Cost of Revenues Charges, Net (c)	5	0.1%	5	0.1%
Selling, General and Administrative Charges, Net (d)	36	0.6%	3	0.0%
Restructuring and Other (Income) Costs, Net (e)	(484)	-7.7%	17	0.3%
Amortization of Acquisition-related Intangible Assets	429	6.8%	441	7.3%
Adjusted Operating Income (b)	$1,482	23.5%	$1,403	23.1%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$1,119		$752
Cost of Revenues Charges, Net (c)	5		5
Selling, General and Administrative Charges, Net (d)	36		3
Restructuring and Other (Income) Costs, Net (e)	(484)		17
Amortization of Acquisition-related Intangible Assets	429		441
Other Expense, Net (f)	—		1
Provision for (Benefit from) Income Taxes (g)	122		(103)
Adjusted Net Income (b)	$1,227		$1,116

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$2.77		$1.85
Cost of Revenues Charges, Net of Tax (c)	0.01		0.01
Selling, General and Administrative Charges, Net of Tax (d)	0.07		0.01
Restructuring and Other (Income) Costs, Net of Tax (e)	(0.74)		0.03
Amortization of Acquisition-related Intangible Assets, Net of Tax	0.84		0.83
Other Expense, Net of Tax (f)	—		0.01
Provision for Income Taxes (g)	0.09		0.01
Adjusted EPS (b)	$3.04		$2.75

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$1,294		$1,444
Purchases of Property, Plant and Equipment	(220)		(183)
Proceeds from Sale of Property, Plant and Equipment	6		1
Free Cash Flow	$1,080		$1,262

Segment Data	Three Months Ended
	June 29,	% of	June 30,	% of
(In millions)	2019	Revenues	2018	Revenues

Revenues
Life Sciences Solutions	$1,710	27.1%	$1,569	25.8%
Analytical Instruments	1,324	21.0%	1,311	21.6%
Specialty Diagnostics	943	14.9%	932	15.3%
Laboratory Products and Services	2,633	41.7%	2,550	42.0%
Eliminations	(294)	-4.7%	(284)	-4.7%
Consolidated Revenues	$6,316	100.0%	$6,078	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$609	35.6%	$522	33.3%
Analytical Instruments	286	21.6%	291	22.2%
Specialty Diagnostics	242	25.7%	253	27.2%
Laboratory Products and Services	345	13.1%	337	13.2%
Subtotal Reportable Segments	1,482	23.5%	1,403	23.1%

Cost of Revenues Charges, Net (c)	(5)	-0.1%	(5)	-0.1%
Selling, General and Administrative Charges, Net (d)	(36)	-0.6%	(3)	0.0%
Restructuring and Other Income (Costs), Net (e)	484	7.7%	(17)	-0.3%
Amortization of Acquisition-related Intangible Assets	(429)	-6.8%	(441)	-7.3%
GAAP Operating Income (a)	$1,496	23.7%	$937	15.4%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).
(b) Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any predictability (see note (f) for details); and the tax consequences of the preceding items and certain other tax items (see note (g) for details).

(c) Reported results in 2019 and 2018 include i) $5 and $5, respectively, of charges for the sale of inventories revalued at the date of acquisition.
(d) Reported results in 2019 and 2018 include i) $37 and $4, respectively, of certain third-party expenses, principally transaction/integration costs related to acquisitions and ii) $3 and $1 of credits from changes in estimates of contingent acquisition consideration. Reported results in 2019 also include $2 of accelerated depreciation on fixed assets to be abandoned due to integration synergies and facility consolidations.

(e) Reported results in 2019 and 2018 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2019 include $505 of gain on the sale of the Anatomical Pathology business and $6 of charges for impairment of acquired technology in development. Reported results in 2018 include $1 of hurricane response costs.

(f) Reported results in 2019 include $1 of net gains from investments and $1 of net charges for the settlement/curtailment of pension plans. Reported results in 2018 include $2 of net gains from investments, $1 of losses on the early extinguishment of debt and $2 of net charges for the settlement/curtailment of pension plans.

(g) Reported provision for income taxes includes i) $(86) and $109 of incremental tax (provision) benefit in 2019 and 2018, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; ii) $7 and $6 in 2019 and 2018, respectively, of incremental tax provision from adjusting the company's non-U.S. deferred tax balances as a result of tax rate changes; and iii) $29 of incremental tax provision in 2019 principally to adjust the impacts of U.S. tax reform legislation based on new guidance/regulations issued during the period.

Notes:
Consolidated depreciation expense is $142 and $130 in 2019 and 2018, respectively.

Consolidated Statement of Income (unaudited) (a)(b)
	Six Months Ended
	June 29,	% of	June 30,	% of
(In millions except per share amounts)	2019	Revenues	2018	Revenues

Revenues	$12,441		$11,931
Costs and Operating Expenses:
Cost of revenues (c)	6,661	53.5%	6,355	53.3%
Selling, general and administrative expenses (d)	2,492	20.0%	2,430	20.4%
Amortization of acquisition-related intangible assets	851	6.8%	885	7.4%
Research and development expenses	494	4.0%	476	4.0%
Restructuring and other (income) costs, net (e)	(473)	-3.8%	62	0.5%
	10,025	80.6%	10,208	85.6%
Operating Income	2,416	19.4%	1,723	14.4%
Interest Income	127		51
Interest Expense	(370)		(333)
Other Income (Expense), Net (f)	37		(1)
Income Before Income Taxes	2,210		1,440
Provision for Income Taxes (g)	(276)		(109)
Net Income	$1,934	15.5%	$1,331	11.2%

Earnings per Share:
Basic	$4.84		$3.31
Diluted	$4.80		$3.28
Weighted Average Shares:
Basic	400		402
Diluted	403		406

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$2,416	19.4%	$1,723	14.4%
Cost of Revenues Charges (c)	11	0.1%	8	0.1%
Selling, General and Administrative Charges, Net (d)	47	0.4%	11	0.1%
Restructuring and Other (Income) Costs, Net (e)	(473)	-3.8%	62	0.5%
Amortization of Acquisition-related Intangible Assets	851	6.8%	885	7.4%
Adjusted Operating Income (b)	$2,852	22.9%	$2,689	22.5%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$1,934		$1,331
Cost of Revenues Charges (c)	11		8
Selling, General and Administrative Charges, Net (d)	47		11
Restructuring and Other (Income) Costs, Net (e)	(473)		62
Amortization of Acquisition-related Intangible Assets	851		885
Other (Income) Expense, Net (f)	(7)		9
Benefit from Income Taxes (g)	(3)		(178)
Adjusted Net Income (b)	$2,360		$2,128

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$4.80		$3.28
Cost of Revenues Charges, Net of Tax (c)	0.02		0.01
Selling, General and Administrative Charges, Net of Tax (d)	0.09		0.02
Restructuring and Other (Income) Costs, Net of Tax (e)	(0.72)		0.12
Amortization of Acquisition-related Intangible Assets, Net of Tax	1.64		1.72
Other (Income) Expense, Net of Tax (f)	(0.01)		0.02
Provision for Income Taxes (g)	0.03		0.07
Adjusted EPS (b)	$5.85		$5.24

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$1,943		$1,522
Purchases of Property, Plant and Equipment	(421)		(301)
Proceeds from Sale of Property, Plant and Equipment	12		3
Free Cash Flow	$1,534		$1,224

Segment Data	Six Months Ended
	June 29,	% of	June 30,	% of
(In millions)	2019	Revenues	2018	Revenues

Revenues
Life Sciences Solutions	$3,317	26.7%	$3,068	25.7%
Analytical Instruments	2,646	21.3%	2,568	21.5%
Specialty Diagnostics	1,900	15.3%	1,879	15.7%
Laboratory Products and Services	5,146	41.4%	4,963	41.6%
Eliminations	(568)	-4.7%	(547)	-4.5%
Consolidated Revenues	$12,441	100.0%	$11,931	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$1,170	35.3%	$1,039	33.9%
Analytical Instruments	568	21.4%	537	20.9%
Specialty Diagnostics	484	25.5%	496	26.4%
Laboratory Products and Services	630	12.2%	617	12.4%
Subtotal Reportable Segments	2,852	22.9%	2,689	22.5%

Cost of Revenues Charges (c)	(11)	-0.1%	(8)	-0.1%
Selling, General and Administrative Charges, Net (d)	(47)	-0.4%	(11)	-0.1%
Restructuring and Other Income (Costs), Net (e)	473	3.8%	(62)	-0.5%
Amortization of Acquisition-related Intangible Assets	(851)	-6.8%	(885)	-7.4%
GAAP Operating Income (a)	$2,416	19.4%	$1,723	14.4%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).
(b) Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any predictability (see note (f) for details); and the tax consequences of the preceding items and certain other tax items (see note (g) for details).

(c) Reported results in 2019 and 2018 include i) $11 and $8 respectively, of charges for the sale of inventories revalued at the date of acquisition.
(d) Reported results in 2019 and 2018 include i) $48 and $12, respectively, of certain third-party expenses, principally transaction/integration costs related to acquisitions and a divestiture and ii) $3 and $1 of credits from changes in estimates of contingent acquisition consideration. Reported results in 2019 also include $2 of accelerated depreciation on fixed assets to be abandoned due to integration synergies and facility consolidations.

(e) Reported results in 2019 and 2018 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2019 include $505 of gain on sale of the Anatomical Pathology business and $6 of charges for impairment of acquired technology in development. Reported results in 2018 include $6 of net charges for litigation and $4 of hurricane response costs.

(f) Reported results in 2019 include $8 of gains from investments and $1 of net charges for the settlement/curtailment of pension plans. Reported results in 2018 include $4 of net losses from investments, $3 of losses on the early extinguishment of debt and $2 of net charges for the settlement/curtailment of pension plans.

(g) Reported provision for income taxes includes i) $16 and $208 of incremental tax benefit in 2019 and 2018, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; ii) $11 and $9 in 2019 and 2018, respectively, of incremental tax provision from adjusting the company's non-U.S. deferred tax balances as a result of tax rate changes; and iii) $2 and $21 of incremental tax provision in 2019 and 2018, respectively, principally to adjust the impacts of U.S. tax reform legislation based on new guidance/regulations issued during the period.

Notes:
Consolidated depreciation expense is $275 and $261 in 2019 and 2018, respectively.

Condensed Consolidated Balance Sheet (unaudited)

	June 29,	December 31,
(In millions)	2019	2018

Assets
Current Assets:
Cash and cash equivalents	$2,288	$2,103
Accounts receivable, net	4,129	4,136
Inventories	3,209	3,005
Other current assets	1,597	1,381
Total current assets	11,223	10,625
Property, Plant and Equipment, Net	4,394	4,165
Acquisition-related Intangible Assets	14,863	14,978
Other Assets	1,733	1,117
Goodwill	25,757	25,347
Total Assets	$57,970	$56,232

Liabilities and Shareholders' Equity
Current Liabilities:
Short-term obligations and current maturities of long-term obligations	$2,377	$1,271
Other current liabilities	5,132	4,876
Total current liabilities	7,509	6,147
Other Long-term Liabilities	5,069	4,780
Long-term Obligations	16,663	17,719
Total Shareholders' Equity	28,729	27,586
Total Liabilities and Shareholders' Equity	$57,970	$56,232

Condensed Consolidated Statement of Cash Flows (unaudited)

	Six Months Ended
	June 29,	June 30,
(In millions)	2019	2018

Operating Activities
Net income	$1,934	$1,331

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,126	1,146
Change in deferred income taxes	(365)	(99)
Net gain on sale of business	(505)	—
Other non-cash expenses, net	144	154
Changes in assets and liabilities, excluding the effects of acquisitions and disposition	(391)	(1,010)
Net cash provided by operating activities	1,943	1,522

Investing Activities
Acquisitions, net of cash acquired	(1,686)	(59)
Purchases of property, plant and equipment	(421)	(301)
Proceeds from sale of property, plant and equipment	12	3
Proceeds from sale of business, net of cash divested	1,126	—
Other investing activities, net	19	(7)
Net cash used in investing activities	(950)	(364)

Financing Activities
Repayment of debt	(3)	(1,353)
Net proceeds from issuance of commercial paper	1,895	2,761
Repayment of commercial paper	(1,855)	(2,655)
Purchases of company common stock	(750)	—
Dividends paid	(144)	(129)
Net proceeds from issuance of company common stock under employee stock plans	122	78
Other financing activities, net	—	(50)
Net cash used in financing activities	(735)	(1,348)

Exchange Rate Effect on Cash	(61)	(215)
Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	197	(405)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	2,117	1,361
Cash, Cash Equivalents and Restricted Cash at End of Period	$2,314	$956

Free Cash Flow (a)	$1,534	$1,224

(a) Free cash flow is net cash provided by operating activities of continuing operations less net purchases of property, plant and equipment.